EXHIBIT 19.1
BLACKBAUD, INC.

INSIDER TRADING POLICY

and Guidelines with Respect to
Certain Transactions in Company Securities
___________________

    This Policy provides guidelines to employees, officers and directors of Blackbaud, Inc. (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

    This Policy applies to all transactions in the Company’s securities, including Common Stock, options to purchase Common Stock and any other securities the Company may issue from time to time, such as preferred stock, warrants or convertible debentures, as well as to derivative securities relating to the Company’s stock, such as exchange-traded options, whether or not issued by the Company. It applies to all officers of the Company, all members of the Company’s Board of Directors and all employees of, and consultants to, the Company and its subsidiaries who receive or have access to material, nonpublic information (“Inside Information”) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders”. This Policy also applies to any person who receives Inside Information from any Insider.

    Any person who possesses Inside Information regarding the Company is an Insider for so long as the information is material and not publicly known. Any person can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

    It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Inside Information in securities trading.

Specific Policies

1.    Trading on Inside Information. No director, officer or employee of, or consultant to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of such information or at such time as such information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the stock exchange or market on which the Company’s stock trades (currently expected to be the Nasdaq National Market) is open for trading.

2.    Tipping. No Insider shall disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

3.    Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

4.    Prohibition on Hedging and Pledging. Blackbaud employees are not permitted to hedge their economic exposure to our common stock and Blackbaud directors and Section 16 reporting officers may not pledge their ownership interests in our common stock to secure a loan.

Potential Criminal and Civil Liability
and/or Disciplinary Action

    1.    Liability for Insider Trading. Insiders may be subject, in addition to disgorgement of profits (or of losses avoided), to penalties of up to $1,000,000 and up to 10 years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

    2.    Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Regulatory authorities have imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

    3.    Possible Disciplinary Actions. Employees of, and consultants to, the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination.

Recommended Guidelines

    1.    Black-Out Period and Recommended Trading Window.

    To ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all persons having access to the Company’s internal financial statements or other Inside Information refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the following period (the “Trading Window”):

    Trading Window: The period in any fiscal quarter commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the later of (i) the first calendar day of the third month of the fiscal quarter or (ii) three weeks after the opening of the trading window. If such public disclosure occurs on a Trading

Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

    The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first 10 Trading Days of the Trading Window. Periods outside the Trading Window (i.e., the last month of each fiscal quarter and the period of time from the end of such quarter until the public disclosure of quarterly results) are particularly sensitive periods of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This is due to the fact that officers, directors and certain other persons will, as any quarter progresses, be increasingly likely to possess Inside Information about the expected financial results for the quarter.

    The purpose behind the recommended Trading Window is to help establish a diligent effort to avoid any improper transactions. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to (or later be deemed to have had access to) Inside Information regarding, among other things, the Company’s anticipated financial performance for the quarter.

    It should be noted that even during the Trading Window any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days. Although the Company may from time to time recommend during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor”, and all directors, officers and other persons should use good judgment at all times.

    From time to time, the Company may recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

    2.    Margin Accounts and Collateral. Holding stock of the Company in margin accounts is strongly discouraged. These accounts authorize brokers to sell stock to cover amounts owed to them. A forced sale could occur at a time when the individual has knowledge of material, nonpublic information about the Company. A similar result can occur when Company stock is pledged as collateral for a loan.

    3.    Preclearance of Trades. The Company has determined that all officers and directors of the Company and the employees listed on Exhibit A attached hereto should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s mandatory “preclearance” procedures, a copy of which is attached hereto as Exhibit B. Officers and directors and employees listed on Exhibit A should contact the Company’s Insider Trading Compliance Officer prior to initiating any purchase or sale of the Company’s securities. The Company may also find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to officers and directors and the employees listed on Exhibit A.

    4.    Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

    An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information
Regarding Other Companies

    This Policy and the guidelines described herein also apply to Inside Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners. All employees should treat Inside Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

Definition of Inside Information

    “Inside Information”, for the purposes of this Policy, is material, nonpublic information.

    It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•Financial results
•Projections of future earnings or losses
•News of a pending or proposed merger or acquisition
•News of the disposition of a subsidiary
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial customer or supplier
•Changes in dividend policy
•New product or service announcements of a significant nature
•Significant product defects or modifications
•Significant pricing changes
•Stock splits or cash or stock dividends
•New equity or debt offerings
•Acquisitions
•Significant litigation exposure due to actual or threatened litigation
•Major changes in senior management
•Listing status on an exchange or market

    Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

    For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

    In addition, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, provides affirmative defenses against insider trading claims if the person making the purchase or sale demonstrates that:

(A)    before becoming aware of the information, the person had:

(1)    entered into a binding contract to purchase or sell the security;

(2)    instructed another person to purchase or sell the security for the instructing person’s account; or

(3)    adopted a written plan for trading securities; and

(B)    such contract, instruction or plan must have:

(1)    specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased and sold;

(2)    included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

(3)    did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; and

(C)    the purchase or sale that occurred was pursuant to the contract, instruction or plan. For example, a person will fail this requirement if the person alters or deviates from the contract, instruction or plan to purchase or sell securities, whether by changing the amount, price or timing of the purchase or sale, or if such person entered into or altered a corresponding or hedging transaction or position with respect to those securities.

Additional Information - Directors and Officers

    Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Inquiries

    Please direct your questions as to any of the matters discussed in this Policy to the Company’s General Counsel.

EXHIBIT A

Employees Requiring Preclearance of Trades
[On file with Company]

EXHIBIT B
BLACKBAUD, INC.
PRE-CLEARANCE AND COMPLIANCE PROCEDURES
To ensure compliance with the accelerated reporting requirements for reporting insider transactions in equity securities of Blackbaud, Inc. (the “Company”) and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, effective immediately upon an initial public offering of our common stock we are implementing the following:
1.   Our Mandatory Pre-clearance Procedure. Directors and executive officers of the Company and any other persons designated under our Insider Trading Policy or otherwise designated by our General Counsel as being subject to the Company's pre-clearance procedures, together with their family members, may not engage in any transaction involving Company securities (including market or private purchases or sales, option exercises, pledges, gifts, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s General Counsel (or in his absence, the Chief Financial Officer). A request for pre-clearance should be submitted to the General Counsel at least two days in advance of the proposed transaction. The General Counsel will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.
Any person subject to the pre-clearance requirements who wishes to implement a new trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the General Counsel. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Those transactions, however, must be reported immediately to the General Counsel.
    2.   Designated Broker and New Broker Interface Procedures. The new accelerated reporting of transactions will require tight interface with brokers handling transactions for our insiders. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.
We intend to work out a coordinated procedure with a brokerage firm selected by management. Those of you who are not currently using management’s designated broker as your broker are encouraged to enter all your company stock transactions through him/her. (We will select a broker who can assure us that it will not seek to reinvest the funds from your company stock transactions or seek any of your other securities business.)
Whether you choose to use our designated broker or your own broker, we will require that you and your broker sign the enclosed Broker Instruction/Representation which imposes two requirements on the broker handling your transaction in Company stock:
(a) Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without
•first verifying with the company that your transaction was pre-cleared, and
•complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
(b)    To report immediately to the General Counsel via telephone and in writing (via e-mail or fax) the details of every transaction involving company stock, including gifts, transfers, pledges and all 10b5-1 transactions.
Please sign and have your broker sign the enclosed Broker Instruction/Representation Form and return it to us promptly so that we can work out with your broker a coordinated procedure.
3.   Broker-Assisted Cashless Exercises of Options. The Sarbanes-Oxley Act makes it illegal for issuers to extend or maintain credit, or arrange for the extension of credit in the form of a personal loan to any officer or director. In most cashless exercises, there is typically a delay of a few days from the time of exercise to the date the issuer receives the exercise price. Some attorneys have speculated that these arrangements could be deemed an impermissible extension of credit arranged by issuers for their insiders. Consequently, unless and until this issue gets resolved to our satisfaction, we must insist on receipt of cash simultaneous with any issuance of shares pursuant to exercise of an option by an insider. We believe that most brokers can do cashless exercises for you this way.
Any person who has a question about these procedures or its application to any proposed transaction may obtain additional guidance from the General Counsel.

Certifications
All directors, officers and other employees subject to the procedures set forth in this memorandum must certify their understanding of, and intent to comply with, the procedures set forth in this memorandum. Please return the enclosed certification immediately.

Broker Instruction/Representation

[Name and Address of Broker]

    Re: Blackbaud, Inc.

Ladies and Gentlemen:

    As my designated broker for effecting transactions in the common stock of Blackbaud, Inc. (the “Company”), I hereby instruct you to follow the following procedures in connection with executing any trade or other transaction in Company securities on my behalf:

1.    Do not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without
•first verifying with the Company that your transaction was pre-cleared, and
•complying with your firm’s compliance procedures (e.g., Rule 144); and
2.    Report immediately to the company via telephone and in writing (via e-mail or fax) the details of every transaction involving company stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Company contacts:         Jon W. Olson, SVP & General Counsel
                Phone: (843) 216-6200 ext. 2300
                Fax: (843) 216-3676
                Email: jon.olson@blackbaud.com

                Tony W. Boor, EVP and CFO
                Phone: (843) 216-6200 ext.3300
                Fax: (843) 216-3676
                Email: tony.boor@blackbaud.com

                    Name of Insider

                    (Signature of Insider)

The undersigned broker confirms receipt of this instruction letter and agrees to comply with the terms hereof:

Name of Broker

(Signature of Authorized Signatory for Broker)

Insider Certification

The undersigned, a Section 16 reporting person of Blackbaud, Inc. (the “Company”), hereby certifies to the Company that:

1.    he or she has received and understands his or her obligations outlined in the Company’s Pre-clearance and Compliance Procedures; and

2.    he or she intends to comply with those procedures.

Name of Insider:

Signature of Insider: